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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                  FORM 8-K



                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



             Date of Report (Date of earliest event reported):
                             February 13, 1996



                       Wilshire Oil Company of Texas
           (Exact name of registrant as specified in its charter)



              Delaware                 No. 1-4673         No. 84-0513668
  (State or other jurisdiction of     (Commission          (IRS Employer
           incorporation)             File Number)      Identification No.)




                 921 Bergen Avenue
              Jersey City, New Jersey                   07306-4204
     (Address of principal executive offices)           (Zip Code)




Registrant's telephone number, including area code: 201-420-2796




       (Former name or former address, if changes since last report)

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Item 5.     Other Events

            On February 13, 1996, the Board of Directors of Wilshire Oil Company of Texas (the "Company") voted to amend the Company's by-laws by
(a) clarifying the duties and responsibilities of the chairman appointed at any meeting of stockholders and (b) adding provisions requiring (i) advance notice of stockholder proposals and (ii) the appointment of inspectors.

            Under the advance notice provisions, stockholders will be required to submit to the Company any proposal to be made at any meeting of the stockholders or any nominee for election as a director not less than 60 nor more than 90 days prior to the date of the meeting (unless public notice of the meeting is given less than 70 days in advance, in which case the proposal or nominee must be submitted within 10 days after the date of such announcement). The advance notice provisions require that a stockholder making a proposal include in the notice to the Company (i) the text of the proposal and a supporting statement and (ii) the stockholder's name and address and the number of shares of common stock beneficially owned. In the case of a stockholder desiring to nominate a director for election, the notice must include (i) the name of the person to be nominated and a consent of such person to serve as a director, (ii) the number of shares of common stock beneficially owned by the nominee and the other information required by the rules and regulations of the Securities and Exchange Commission with respect to director nominees and
(iii) the proponent's name and address and the number of shares of common stock beneficially owned. The Board of Directors believes that the advance notice provisions will facilitate stockholder consideration of stockholder proposals and director nominees by giving the stockholders an opportunity to consider the proposal or nominee and will permit the Board of Directors to give careful consideration to the merits of any such proposal or nominee.

            The exhibit listed in Item 7 below is hereby incorporated herein by reference.


Item 7.     Financial Statements and Exhibits

  Exhibit

  (3)(ii)   By-laws, as amended February 13, 1995.

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                                 SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 WILSHIRE OIL COMPANY
                                    OF TEXAS
                                       (Registrant)



Date:  February 16, 1996         By:     /s/ S. Wilzig Izak
                                 Name:   S. Wilzig Izak
                                 Title:  Chairman of the Board and Chief
                                         Executive Officer